Exhibit 99.1

Guerrilla RF Reports Second Quarter 2026 Results

Record Quarterly Revenue of $8.0 Million, Up 49% YoY

Aerospace & Defense Revenue Quadruples, Driving Catalog Category Up 142% YoY

Gross Margin Expands to 70.9%; Operating Income Reaches $1.0 Million

Operating Cash Flow Reaches $2.4 Million; Backlog More Than Doubles to $13.6 Million

GREENSBORO, NC - August 6, 2026 - Guerrilla RF, Inc. (OTCQX: GUER), a leading provider of high-performance radio frequency (RF) and microwave semiconductors, today announced financial results for the second quarter ended June 30, 2026.

“Our second quarter results represent a significant milestone for Guerrilla RF and demonstrate the earnings and cash flow potential of our business model,” said Ryan Pratt, Founder and CEO of Guerrilla RF. “We delivered the highest quarterly revenue in Company history, expanded gross margin to 70.9%, generated $1.0 million of operating income and produced $2.4 million of operating cash flow. Growth was led by our catalog business, with aerospace and defense revenue more than quadrupling year over year, driven primarily by strength in the drone and satellite communications markets. We enter the second half of 2026 with strong momentum and a record $13.6 million product backlog.”

Second Quarter 2026 Highlights

●	Record quarterly revenue increased 49% year over year to $8.0 million, the highest quarterly revenue in the Company’s history.
●

The catalog business grew 142% to $5.0 million, driven by aerospace and defense revenue, which more than quadrupled year over year on strength in the drone and satellite communications markets. Catalog represented 63% of revenue, compared to 39% in the prior year period.

●	Gross profit increased 63% to $5.7 million, and gross margin expanded approximately 600 basis points to 70.9%.
●	Operating expenses declined 3% despite the 49% increase in revenue growth, demonstrating continued operating expense discipline.
●	Operating income improved to $1.0 million, compared with an operating loss of $1.4 million in the prior year period; operating margin reached 12.0%.
●	Cash provided from operating activities was $2.4 million.
●	Product backlog increased to $13.6 million, more than doubling from $6.6 million in the prior year period.

Revenue

Revenue for the second quarter of 2026 increased 49% to $8.0 million, compared with $5.4 million in the prior year period, establishing a new quarterly record for the Company. Growth was led by the Company’s catalog business, which increased 142% to $5.0 million. Within catalog, aerospace and defense revenue more than quadrupled to $2.2 million, driven primarily by strength in the drone and satellite communications markets. Infrastructure revenue increased 97% to $1.1 million, more than offsetting a 28% decline in automotive revenue to $1.9 million.

Gross Profit and Margins

Gross profit increased 63% to $5.7 million, compared with $3.5 million in the prior year period. Gross margin expanded to 70.9%, an improvement of approximately 600 basis points year over year, reflecting higher revenue volumes, favorable product mix and improved leverage across the Company’s fabless operating model.

Operating Expenses and Operating Performance

Total operating expense decreased 3% to $4.7 million, compared with $4.8 million in the prior year period, demonstrating continued cost discipline as revenue increased 49%.

Operating income was $1.0 million, compared with an operating loss of $1.4 million in the second quarter of 2025, a $2.3 million improvement over the prior year period. Operating margin improved to 12.0% from (25.2%) in the prior year period.

Net Loss

Net loss for the second quarter of 2026 was $2.2 million, compared with a net loss of $0.5 million in the prior year period. The 2026 result included a ($3.0) million non-cash loss from the change in fair value of warrant liabilities, while the prior year period included a $1.1 million non-cash gain from the same item. Earnings per share were ($0.21) compared with ($0.05) in the prior year period.

Cash Flow and Liquidity

Net cash provided by operating activities was $2.4 million in the second quarter of 2026, compared with ($1.1 million) in the prior year period. Guerrilla RF ended the quarter with $4.6 million in cash, up from $3.2 million on March 31, 2026. The quarter’s operating cash generation demonstrates the business’s increasing ability to support its ongoing operating requirements through internally generated cash.

Outlook

Guerrilla RF enters the second half of 2026 with a record $13.6 million product backlog, an improved cost structure and demonstrated operating leverage. The Company remains focused on converting design wins into recurring revenue, expanding its position in aerospace and defense, sustaining gross margin performance and delivering profitable growth.

“Second quarter results show the leverage created when revenue growth is paired with a disciplined cost structure,” said Mike John-Williams, CFO of Guerrilla RF. “Revenue increased 49%, gross profit increased 63%, and operating expenses declined 3%, giving us confidence that the strategy is resulting in the right focus and execution. The business is increasingly able to support its operating requirements from internally generated cash, giving us greater flexibility to invest in our most attractive growth opportunities.”

Strategic Update

Given the Company’s sustained growth and improved operating performance since the second half of 2025, and consistent with its long-stated objective of pursuing a listing on a senior U.S. exchange, Guerrilla RF is actively evaluating a potential uplisting to the Nasdaq Stock Market. No final decision has been made, and any uplisting would be subject to market conditions, satisfaction of applicable listing requirements and approval by the Company’s Board of Directors. There can be no assurance that the Company will pursue or complete an uplisting.

Key Metrics (Non-GAAP Measures)

These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of Company results as reported under GAAP.  The Company compensates for such limitations by relying primarily on GAAP results and using non-GAAP measures only as supplemental data.  In addition, because these non-GAAP measures are not measures of financial performance under GAAP and are susceptible to varying calculations, these measures, as defined by us, may differ from and may not be comparable to similarly titled measures used by other companies.

We regularly review the following key metrics to measure our performance, identify trends affecting our business, formulate financial projections, make strategic business decisions, and assess working capital needs.

	Six Months Ended June 30,
	2026 (unaudited)	2025 (unaudited)
Key Metrics
Number of products released	1	18
Number of total products	184	181
Number of products with lifetime revenue exceeding $100 thousand	90	78
Product backlog (in millions)	$13.6	$6.6

Number of products released: The total number of distinct new products released into production (products that have completed design, quality, and supply chain readiness) during the period.

Number of total products: The cumulative number of production-released products since our inception through the end of the period.

Number of products with lifetime revenue exceeding $100 thousand: The number of products that have achieved the threshold of cumulative sales of $100,000 since our inception through the end of the period.

Product backlog: The amount of product sales that have been committed to by customers, but have not yet been completed, shipped, or invoiced.  The Company's product backlog can be materially impacted by supply chain constraints, a shift in customer ordering patterns whereby customers place orders in anticipation of extended product delivery lead times, or other customer order delivery request modifications.  Furthermore, because the Company partners closely with a number of its customers to produce high-performance, quality components that are often designed into customers’ end products, immediate substitution of the Company’s products is neither typically desired by customers nor necessarily feasible.  As such, the Company has not historically experienced significant order cancellations, and the Company does not expect significant order cancellations in the future.  The Company closely monitors product backlog and its potential impact on the Company’s financial performance.

Full financial details can be found in our 10-Q filed with the Securities and Exchange Commission.

About Guerrilla RF, Inc.

Founded in 2013, Guerrilla RF, Inc., develops and manufactures high-performance, state-of-the-art radio frequency (RF) and microwave semiconductors for wireless OEMs in multiple high-growth market segments, including network infrastructure for 5G/4G macro and small cell base stations, SATCOM, cellular repeaters/DAS, automotive telematics, military communications, navigation, and high-fidelity wireless audio. The Company has an extensive portfolio of 100+ high-performance RF and microwave semiconductor devices with 50+ new products in development. As one of the fastest-growing semiconductor firms in the industry, Guerrilla RF drives innovation through its R&D to commercialization initiatives and focuses on product excellence and custom solutions to underserved markets. The Company has shipped over 200 million devices and has repeatedly been included in Inc. Magazine’s annual "Inc. 5000" list. Guerrilla RF recently made the top "Inc. 500" list for the second year in a row. For more information, please visit https://www.guerrilla-rf.com/ or follow the Company on Twitter and LinkedIn.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the Company’s control. Actual results may differ materially from those in the forward-looking statements as a result of several factors, including those described in the Company’s filings with the SEC available at https://www.sec.gov. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contact

Sam Funchess, VP of Corporate Development

ir@guerrilla-rf.com

+1 336 510 7840